Issuer Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement No. 333-194790

December 10, 2014

Bright Horizons Family Solutions Announces Secondary Offering of 8,000,000 Shares of Common Stock by Selling Stockholders and Repurchase of Common Stock

WATERTOWN, Mass., December 10, 2014 – Bright Horizons Family Solutions Inc. (NYSE: BFAM) (the “Company”) today announced that certain of its stockholders (the “Selling Stockholders”) intend to offer for sale 8,000,000 shares of its common stock pursuant to the Company’s shelf registration statement filed with the Securities and Exchange Commission, of which the Company intends to repurchase from the underwriter 4,500,000 shares of common stock.

The Selling Stockholders will receive all of the net proceeds from this offering. No shares are being sold by the Company.

The Company’s per-share purchase price for the repurchased shares will be the same as the per-share purchase price payable by the underwriter to the Selling Stockholders. The Company intends to fund the share repurchase with cash on hand and with borrowings under the Company’s incremental term loan facility.

Barclays will act as underwriter for the offering.

Following completion of the offering, investment funds affiliated with Bain Capital Partners, LLC will own less than 50% of the total voting power of the Company and, as a result, the Company will cease to be a controlled company under New York Stock Exchange rules.

An automatic shelf registration statement (including a prospectus) relating to the offering of common stock was filed with the Securities and Exchange Commission (“SEC”) on March 25, 2014 and became effective upon filing. Before you invest, you should read the prospectus in that registration statement and the documents incorporated by reference in that registration statement as well as the prospectus supplement related to this offering. You may obtain these documents for free by visiting EDGAR on the SEC website at www.sec.gov. When available, copies of the prospectus supplement and accompanying prospectus related to the offering may also be obtained from Barclays Capital Inc., c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, New York 11717, telephone: 1-888-603-5847, or by e-mailing Barclaysprospectus@broadridge.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or other jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction. No offer to buy the securities can be accepted and no part of the purchase price can be received until the registration statement has become effective, and any such offer may be withdrawn or revoked, without obligation or commitment of any kind, at any time prior to notice of its acceptance given after the effective date.

About Bright Horizons Family Solutions Inc.

Bright Horizons Family Solutions® is a leading provider of high-quality child care, early education and other services designed to help employers and families better address the challenges of work and life. The Company provides center-based full service child care, back-up dependent care and educational advisory services to more than 900 clients across the United States, the United Kingdom, Ireland, the Netherlands, Canada and India, including more than 130 FORTUNE 500 companies and more than 80 of Working Mother magazine’s 2014 “100 Best Companies for Working Mothers”. Bright Horizons is headquartered in Watertown, MA.

Forward-Looking Statement

This press release includes statements that express our opinions, expectations, beliefs, plans, objectives, assumptions or projections regarding future events or future results and therefore are, or may be deemed to be, “forward-looking statements.” These forward-looking statements can generally be identified by the use of forward-looking terminology, including the terms “believes,” “expects,” “may,” “will,” “should,” “seeks,” “projects,” “approximately,” “intends,” “plans,” “estimates” or “anticipates,” or, in each case, their negatives or other variations or comparable terminology. By their nature, forward-looking statements involve risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future, including risks and uncertainties relating to the consummation of the proposed offering by the Selling Stockholders and the repurchase by the Company and the risks identified, or incorporated by reference, in the prospectus supplement or accompanying prospectus.

CONTACT: Investors: Elizabeth Boland, CFO – Bright Horizons, eboland@brighthorizons.com, 617-673-8125; or Media: Ilene Serpa, VP – Communications – Bright Horizons, iserpa@brighthorizons.com, 617-673-8044